Shareholders Approve Sierra Pacific Resources' Name Change to NV Energy, Inc.

LAS VEGAS, Nov 19, 2008 (BUSINESS WIRE) -- Shareholders of Sierra Pacific Resources (NYSE:SRP) today approved changing the corporate name to NV Energy, Inc. Effective tomorrow, November 20, 2008, NV Energy, Inc. will be traded on the New York Stock Exchange under the trading symbol "NVE."

Michael Yackira, president and chief executive officer, said, "We are very pleased that our shareholders overwhelmingly approved our board's recommendation to rename the company. Since September, our utilities have been doing business under the NV Energy name which better reflects our company's top priority of providing energy products and services in Nevada for Nevadans."

The proposal to change the name to NV Energy, Inc. received a preliminary total of 206,548,499 affirmative votes, constituting 88.2 percent of the company's outstanding shares and 98.2 percent of the total votes that were recorded at today's meeting.

Headquartered in Nevada, NV Energy, Inc. is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Both subsidiaries are doing business as NV Energy. NV Energy also distributes natural gas in the Reno-Sparks area of northern Nevada.

These statements contain forward-looking statements regarding the future performance of NV Energy, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, NYSE approval to amend NV Energy's ticker symbol and amendments to the company's strategic plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Inc., are contained in Sierra Pacific Resources' Annual Report on Form 10-K and/or Form 10-K/A for the year ended December 31, 2007 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC. NV Energy, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Sierra Pacific Resources

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